Exhibit 21.1

LIST OF SUBSIDIARIES

CardPayment Solutions, LLC
CardSync Processing, Inc.
E-Commerce Exchange, Inc.
1st National Processing, Inc.
iPayment Acquisition Sub, LLC
iPayment of California, LLC
iPayment of Eureka, Inc.
iPayment of Maine, Inc.
Online Data Corp.
Quad City Acquisition Sub, Inc.